Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTION VERSION

This Executive Employment Agreement (this “Agreement”) is made and entered into as of ________, 2026 (the “Effective Date”), by and between NextBoat Inc., a Nevada corporation (the “Company”), and Alexander B. Dean (the “Executive”). The Company and the Executive are each a “Party” and together the “Parties.”

WHEREAS, the Company desires to employ the Executive as its Chief Operating Officer and to enter into this Agreement embodying the terms of that employment;

WHEREAS, the Executive desires to accept that employment and enter into this Agreement; and

WHEREAS, the equity awards described in Section 4(c) are to be granted under the Company’s 2025 Equity Incentive Plan, as amended (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Term. The Executive’s employment under this Agreement shall commence on or about November 2, 2026, on a date the Parties confirm in writing (the “Start Date”), and shall continue for an initial term through January 31, 2030 (the “Initial Term”), unless earlier terminated in accordance with Section 5. The Parties acknowledge that the Start Date may be adjusted to accommodate approval of this Agreement by the Compensation Committee and the Board and the Executive’s notice period with his current employer. On expiration of the Initial Term, and on each anniversary thereafter, the term shall automatically renew for successive one (1) year periods (each a “Renewal Term,” and together with the Initial Term, the “Employment Term”), unless either Party gives written notice of non-renewal to the other Party not less than ninety (90) days before the end of the then-current term.

2.	Position and Duties.

(a)	Position. During the Employment Term, the Executive shall serve as Chief Operating Officer of the Company, reporting directly to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have the duties, authority, and responsibilities customarily associated with the position of chief operating officer of a company of similar size and nature, together with such other duties consistent with that position as the CEO or the Board of Directors of the Company (the “Board”) may assign.

(b)	Exclusivity. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of his duties and shall not engage in any other business or occupation for compensation, except as permitted by Section 2(c).

(c)	Permitted Activities. Notwithstanding Section 2(b), the Executive may (i) engage in civic, charitable, and educational activities, (ii) manage his personal investments, and (iii) serve as a member of the board of directors (or such equivalent governing body) of another entity, provided the Executive obtains prior approval to serve in such role from the CEO and the Board, which approval shall not be unreasonably withheld, conditioned, or delayed, in each case so long as those activities do not materially interfere with the performance of his duties to the Company and do not conflict with the CRCA (as defined in Section 7).

(d)	Corporate Opportunities. During the Employment Term, the Executive shall not, for his own account or through any entity in which he holds an interest, pursue or participate in any business opportunity that (i) is presented to him in his capacity as an officer of the Company, (ii) is identified or developed using the Company Group’s Confidential Information or resources, or (iii) the Company Group is actively pursuing or evaluating, in each case unless the opportunity has first been offered to the Company and declined by the disinterested members of the Board. For purposes of this Section 2(d), “Company Group” and “Confidential Information” have the meanings given in the CRCA.

3.	Place of Performance. The Executive shall work remotely from his home location in Long Grove, Illinois, and shall not be required to relocate as a condition of employment. The Executive shall travel as reasonably necessary to perform his duties, including to the Company’s offices and marina properties. The Company shall administer payroll, tax withholding, and benefits in accordance with the laws applicable to the Executive’s work location.

4.	Compensation.

(a)	Base Salary. During the initial year of the Employment Term, the Company shall pay the Executive a base salary at the annual rate of Two Hundred Thousand Dollars ($200,000), payable in accordance with the Company’s customary payroll practices and subject to applicable withholdings. Following the initial year of the Employment Term, the Executive’s base salary shall be increased to the annual rate of Three Hundred Thousand Dollars ($300,000), and annually thereafter, the Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s base salary against compensation data for comparable companies, with any further increase in the discretion of the Compensation Committee. The base salary as then in effect is referred to as the “Base Salary.”

(b)	Annual Bonus.

(i)	For each fiscal year of the Company during the Employment Term, beginning with the fiscal year ending December 31, 2026, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target of fifty percent (50%) of the Base Salary earned by the Executive during that fiscal year (the “Target Bonus”). For the fiscal year ending December 31, 2026, the Target Bonus is therefore prorated to reflect the portion of that year following the Start Date.

(ii)	The amount of the Annual Bonus shall be determined in good faith by the Compensation Committee, in consultation with the CEO, based on the achievement of objective or subjective company and individual performance criteria established by the Compensation Committee, in consultation with the CEO and the Executive, within the first ninety (90) days of each fiscal year (or, for the fiscal year ending December 31, 2026, within thirty (30) days after the Start Date). The Annual Bonus actually paid may be greater or less than the Target Bonus based on performance, up to a maximum of one hundred fifty percent (150%) of the Target Bonus.

(iii)	In addition, the Board or the Compensation Committee may, in its discretion, establish, approve, or pay an additional bonus based on other performance metrics, including strategic, operational, financial, individual, or transaction-related performance goals.

(iv)	Except as provided in Section 5, the Executive must be employed on the last day of a fiscal year to earn the Annual Bonus for that year. Each Annual Bonus shall be paid in cash in the following calendar year within thirty (30) days after the Company files its audited consolidated financial statements for the applicable fiscal year, but in no event later than March 15 of such calendar year. It is the intent of the Parties that each Annual Bonus qualify as a “short-term deferral” within the meaning of Treasury Regulation § 1.409A-1(b)(4).

(c)	Equity Awards. Subject to approval by the Compensation Committee and the Board, the Company shall grant the Executive the awards described in this Section 4(c) (collectively, the “Awards”) under the Plan. The Awards shall be granted on the Start Date or, if the Board so determines at the time it approves the Awards, on another date on or about the Start Date that the Board fixes in advance (the “Grant Date”). The “Grant-Date Price” means the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the Grant Date. Each Award shall be evidenced by a separate award agreement consistent with this Section 4(c).

(i)	Sign-On ISOs. The Company shall grant to the Executive options to acquire fifty thousand (50,000) shares of the Company’s common stock at a per share exercise price equal to the Grant-Date Price (the “Sign-On ISOs”). The Sign-On ISOs shall be fully vested on the Grant Date, which in the case of the Sign-on ISOs will be no later than December 31, 2026.

(ii)	Salary-Offset RSUs. The Company shall grant to the Executive fifty thousand (50,000) restricted stock units, each representing the right to receive one share of the Company’s common stock (the “Salary-Offset RSUs”), in recognition of the Executive’s first-year cash compensation. The Salary-Offset RSUs shall vest in full on the thirtieth (30th) day after the Grant Date, subject to the Executive’s continued employment through that date, and shall be settled in shares, subject to Section 4(d).

(iii)	Make-Whole RSUs. The Company shall grant to the Executive one hundred thousand (100,000) restricted stock units, each representing the right to receive one share of the Company’s common stock (the “Make-Whole RSUs”), in recognition of equity compensation the Executive forgoes on leaving his current employer. The Make-Whole RSUs shall vest in full on January 12, 2027, subject to the Executive’s continued employment through that date, and shall be settled in shares, subject to Section 4(d).

(iv)	Time-Vested ISOs. The Company shall grant to the Executive options to acquire two hundred thousand (200,000) shares of the Company’s common stock at a per share exercise price equal to the Grant-Date Price (the “Time-Vested ISOs”). The Time-Vested ISOs shall vest in four (4) equal annual installments of fifty thousand (50,000) shares on each of January 12, 2027, January 12, 2028, January 12, 2029, and January 12, 2030, in each case subject to the Executive’s continued employment through the applicable vesting date.

(v)	Time-Vested NQSOs. The Company shall grant to the Executive options to acquire one hundred fifty thousand (150,000) shares of the Company’s common stock at a per share exercise price equal to the Grant-Date Price (the “Time-Vested NQSOs”). The Time-Vested NQSOs shall vest in thirty-six (36) monthly installments on the same day of each month as the Start Date, beginning with the first month following the Start Date. Each of the first thirty-five (35) installments shall be 4,166 shares, and the thirty-sixth (36th) installment shall be 4,190 shares, so that the Time-Vested NQSOs are fully vested on the third anniversary of the Start Date, in each case subject to the Executive’s continued employment through the applicable vesting date.

(vi)	Plan Awards. Each Award shall be granted under the Plan, subject to the Board’s confirmation before the Grant Date that sufficient shares are available under the Plan to grant the Awards in full. The Sign-On ISOs and the Time-Vested ISOs (together, the “ISOs”) are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted. The Time-Vested NQSOs are non-qualified stock options. Except as expressly provided in this Agreement, the Awards are subject to the terms of the Plan. The Executive acknowledges that, until the Company has an effective registration statement on Form S-8 covering the shares issuable under the Plan, any shares delivered to the Executive under the Awards will be restricted securities that may be resold only in compliance with an exemption from registration under the Securities Act of 1933, as amended, including Rule 144, and with the Company’s insider trading policy. The Company shall use commercially reasonable efforts to file a registration statement on Form S-8 covering those shares when available.

(vii)	ISO Limitation. To the extent the aggregate fair market value, determined as of the Grant Date, of the shares for which ISOs first become exercisable in any calendar year exceeds $100,000, the excess shall be treated as non-qualified stock options as required by Section 422(d) of the Code. The Company makes no representation regarding the tax treatment of any Award.

(viii)	Change in Control. The treatment of the Awards on a Change in Control shall be as set out in Section 5(c).

(ix)	Option Term and Post-Termination Exercise. Each option granted under this Section 4(c) shall have a term of ten (10) years from the Grant Date. Following any termination of the Executive’s employment other than by the Company for Cause, the vested portion of each option shall remain exercisable until the earlier of (A) ninety (90) days after the Termination Date (or twelve (12) months after the Termination Date in the case of death or Disability) and (B) the expiration of its ten-year term. On a termination by the Company for Cause, all options, whether vested or unvested, shall terminate immediately.

(d)	Tax Withholding on Restricted Stock Units. The Executive is solely responsible for all federal, state, and local income and employment taxes arising from the vesting and settlement of the Salary-Offset RSUs and the Make-Whole RSUs. The Company shall not pay, reimburse, or gross up any such taxes. The withholding obligation on each vesting of restricted stock units shall be satisfied as follows:

(i)	Not later than five (5) business days before each vesting date, the Company shall notify the Executive in writing of its good-faith estimate of the amount of tax required to be withheld on that vesting (the “Withholding Amount”).

(ii)	The Executive shall deliver the Withholding Amount to the Company by cashier’s check or wire transfer of immediately available funds no later than the applicable vesting date.

(iii)	Subject to its receipt of those funds, the Company shall remit the Withholding Amount to the applicable taxing authorities as tax withholding on the Executive’s behalf and shall deliver the full number of vested shares to the Executive within ten (10) business days after the vesting date. Within two (2) business days after the vesting date, the Company shall calculate the actual withholding required based on the closing price on the vesting date, and the Parties shall promptly settle any difference between that amount and the Withholding Amount.

(iv)	The Company has no obligation to advance, lend, or pay any portion of the Withholding Amount on the Executive’s behalf. If the Executive does not deliver the Withholding Amount when due, the Company may satisfy the withholding obligation by withholding shares otherwise deliverable having a fair market value equal to the withholding obligation or, after a registration statement on Form S-8 covering those shares is effective, by arranging a sale of shares on the Executive’s behalf in compliance with the Company’s insider trading policy, or, with the Executive’s express written consent given freely at the time of the deduction as required by Section 9 of the Illinois Wage Payment and Collection Act (820 ILCS 115/9), by deduction from other compensation payable to the Executive, in each case to the extent permitted by applicable law.

(e)	Employee Benefits. During the Employment Term, the Executive shall be eligible to participate in all medical, dental, vision, life, and disability plans available to senior executives of the Company, on terms no less favorable than those offered to any other such senior level executive, and in the Company’s 401(k) plan and any non-qualified deferred compensation plan, with any Company match or contribution available to senior executives. The Executive shall be entitled to paid time off in accordance with Company policy for senior executives and applicable law, including the Illinois Paid Leave for All Workers Act (820 ILCS 192). On termination of employment for any reason, the Company shall pay the Executive for all earned but unused vacation and paid time off to the extent required by the Illinois Wage Payment and Collection Act (820 ILCS 115) or other applicable law, and no Company policy shall cause any earned vacation or paid time off to be forfeited. The Company may amend, modify, or terminate any benefit plan at any time in accordance with its terms.

(f)	Business Expenses. The Company shall reimburse the Executive for all reasonable and documented business expenses incurred in performing his duties, in accordance with the Company’s expense reimbursement policy as in effect from time to time and applicable law.

(g)	Indemnification; D&O Insurance. The Company shall enter into its standard form of indemnification agreement for directors and executive officers with the Executive, including advancement of expenses. At all times during which the Executive is employed by the Company, and for a period of six (6) years thereafter, the Company shall maintain directors’ and officers’ liability insurance covering the Executive on the same basis as its other executive officers.

(h)	Payroll Employer. The Company shall pay the Base Salary, the Annual Bonus, and other cash compensation, and provide benefits, under this Agreement through its subsidiary Off The Hook Yacht Sales NC, LLC (“OTH NC”), which shall be the Executive’s employer of record for payroll, tax withholding, and benefits purposes. Payment by OTH NC satisfies the Company’s corresponding obligation, and the Company remains responsible for all obligations under this Agreement. The Executive’s employment by OTH NC constitutes employment by and service with the Company for all purposes of this Agreement, the Awards, and the Plan, and OTH NC may enforce this Agreement as a member of the Company Group. The Company may change the payroll employer to the Company or another member of the Company Group on written notice to the Executive, and doing so shall not constitute Good Reason.

5.	Termination of Employment. The Employment Term and the Executive’s employment may be terminated by either Party at any time and for any reason. On termination, the Executive shall be entitled only to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or benefits from the Company.

(a)	Non-Renewal of the Term by Executive, For Cause, or Without Good Reason. If the Executive’s employment is terminated on expiration of the Employment Term following Executive’s notice of non-renewal, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive (i) any Base Salary earned but unpaid through the Termination Date; (ii) reimbursement of unreimbursed business expenses properly incurred; (iii) any Annual Bonus earned but unpaid for a completed fiscal year, except that no such bonus shall be payable if the Executive is terminated for Cause; (iv) any earned but unused vacation and paid time off payable under Section 4(e); and (v) such employee benefits as to which the Executive may be entitled under the Company’s benefit plans (together, the “Accrued Amounts”). All unvested Awards shall be forfeited on the Termination Date.

(b)	Non-Renewal of the Term by the Company; Termination Without Cause or for Good Reason. If the Company fails to renew the Employment Term, or the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, other than in the circumstances described in Section 5(c), then in addition to the Accrued Amounts and subject to Section 5(f), the Executive shall be entitled to:

(i)	continuation of Base Salary for a number of months equal to three (3), plus one (1) additional month for each full year of the Executive’s employment completed as of the Termination Date, up to a maximum of twelve (12) months (the “Severance Period”), payable in installments when and as the same would have been payable but for the termination; and

(ii)	payment of 100% of the COBRA premiums for the Severance Period.

(c)	Change in Control Termination. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case within twelve (12) months following a Change in Control, then in lieu of the amounts described in Section 5(b), the Executive shall receive (i) a lump sum payment equal to the Base Salary for the Severance Period; (ii) vesting in full of all then-unvested Awards; and (iii) payment of 100% of the COBRA premiums for the Severance Period. If the acquiring or surviving entity in a Change in Control does not assume or substitute the Awards with equivalent awards, all then-unvested Awards shall vest in full immediately before the Change in Control.

(d)	Death or Disability. On termination of the Executive’s employment on account of death or Disability, the Executive or his estate shall be entitled to receive (i) Base Salary through the date of death or Disability; (ii) a prorated Annual Bonus for the year of death or Disability, based on actual results, with payment of such to be made at the same time bonuses for that fiscal period are paid to other senior executives, but no later than March 15 of the following calendar year; (iii) any Annual Bonus earned but unpaid for the prior fiscal year; and (iv) twelve (12) months of additional vesting credit on all outstanding time-vested Awards.

(e)	Definitions.

(i)	“Cause” means the Executive’s: (A) willful and continued failure to perform his material duties to the Company, other than as a result of Disability, after written notice describing such failure in reasonable detail and a thirty (30)-day opportunity to cure; (B) willful refusal to comply with a lawful written directive of the CEO or the Board that is consistent with the Executive’s position and duties, after written notice and a thirty (30)-day opportunity to cure; (C) conviction of, or plea of guilty or nolo contendere to, a felony or crime involving fraud, theft, embezzlement or moral turpitude; (D) material breach of a material obligation under this Agreement or a material written Company policy applicable to senior executives that causes material harm to the Company, after written notice describing such breach in reasonable detail and a thirty (30)-day opportunity to cure if curable; (E) fraud, embezzlement or material dishonesty with respect to the Company; (F) a willful violation of federal or state securities laws or of the Company’s insider trading policy, or the Executive becoming subject to any disqualifying event described in Rule 506(d)(1) of Regulation D due to Executive’s conduct; (G) a material breach of the CRCA; (H) the Executive’s willful failure to cooperate in good faith with any internal investigation, or any investigation or proceeding of a governmental or regulatory authority, relating to the Company Group, after written notice and a ten (10)-day opportunity to cure, provided that nothing in this clause (H) limits the Executive’s Protected Rights; or (I) a material violation of the Company’s written policies prohibiting harassment, discrimination, or retaliation. No act or failure to act shall be deemed “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company.

(ii)	“Good Reason” means, without the Executive’s written consent, (A) a material reduction in the Base Salary, Target Bonus opportunity/percentage, equity compensation opportunity, or other material compensation or benefits; (B) a material reduction in the Executive’s authority, duties, or responsibilities, including ceasing to report directly to the Chief Executive Officer of the Company, or a material adverse change in the Executive’s title or position as COO; (C) a requirement that the Executive relocate his principal residence or regularly perform his duties from an office or other work location rather than remotely from his home as a condition of continued employment; (D) a material breach by the Company of this Agreement; or (E) the Company’s failure to timely grant any Award required by Section 4(c), other than as a result of the Executive’s failure to satisfy an applicable condition expressly set forth in this Agreement. The Executive must give written notice within ninety (90) days after the initial occurrence, the Company shall have thirty (30) days to cure, and the Executive must terminate within ninety (90) days after the cure period expires, failing which the Executive is deemed to have waived Good Reason with respect to that event, provided that a recurrence of a condition after the Company has cured it shall constitute a new occurrence for purposes of this Section.

(iii)	“Disability” means the Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12) month period, as determined by a physician selected by the Executive and reasonably acceptable to the Company; provided that, in the event of a disagreement regarding such determination, the Executive and the Company shall jointly select an independent physician whose determination shall be final and binding. No determination of Disability shall be made unless and until the Company has satisfied any obligation under applicable law to engage in the interactive process and provide reasonable accommodation.

(iv)	“Change in Control” means the first to occur of (A) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of the Company’s outstanding voting securities; (B) a merger, consolidation or similar transaction after which the holders of the Company’s voting securities immediately before the transaction hold less than fifty percent (50%) of the combined voting power of the surviving or resulting entity; (C) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (D) individuals who constitute the Board on the Effective Date, together with any director whose election or nomination was approved by a majority of those directors then in office, ceasing to constitute a majority of the Board within any twelve (12) month period. To the extent required to avoid adverse tax consequences under Section 409A of the Code, a transaction shall constitute a Change in Control only if it also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, within the meaning of Section 409A.

(f)	Release. The payments and benefits described in Sections 5(b) and 5(c), other than the Accrued Amounts, are conditioned on the Executive executing and not revoking a general release of claims in the form attached as Exhibit A within fifty-two (52) days following the Termination Date. If the period for execution and revocation spans two taxable years, payment shall be made or commence in the later taxable year.

(g)	Notice of Termination; Termination Date. Any termination other than on account of death shall be communicated by written notice specifying the provision relied on and the facts constituting the basis for termination. The “Termination Date” means the date specified in the notice or, if none, the date of the notice, and in all events the date on which the Executive incurs a separation from service within the meaning of Section 409A of the Code. The Executive shall give the Company not less than sixty (60) days’ advance written notice of any resignation without Good Reason. The Company may waive all or any part of that notice period and set an earlier Termination Date, and doing so shall not constitute a termination without Cause or give rise to Good Reason.

(h)	Resignation of All Other Positions. On termination for any reason, the Executive shall be deemed to have resigned from all positions he then holds as an officer, director, manager, or fiduciary of the Company and its affiliates, and shall execute any documents reasonably requested to give effect to that resignation.

(i)	No Mitigation. The Executive shall not be required to seek other employment or otherwise mitigate the amount of any payment under this Agreement, and no such payment shall be reduced by any compensation earned from other employment.

(j)	Section 280G. If any payment or benefit under this Agreement, together with all other payments and benefits the Executive receives, would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount shall be reduced to the largest amount that would result in no portion being subject to that excise tax, but only if the reduction results in a greater after-tax amount to the Executive than payment of the full amount. Any reduction shall be made first from cash severance payments, then from continued welfare benefits, and then from accelerated vesting of equity awards, in each case beginning with the payments that produce the greatest present value reduction in parachute payments. All determinations under this Section 5(j) shall be made by a nationally recognized accounting or compensation consulting firm selected by the Company, whose fees the Company shall bear. The Company shall not provide any gross-up for taxes imposed under Section 4999.

6.	Cooperation. For a period of thirty-six (36) months following the Termination Date, upon the receipt of reasonable advance written notice from the Company, with due consideration for the Executive’s other business or personal commitments, the Executive shall use commercially reasonable efforts to cooperate with the Company in the defense or prosecution of any claim, investigation, or proceeding relating to events occurring during his employment, including by making himself available for interviews, document review, deposition, and testimony. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in providing that cooperation. Nothing in this Section 6 requires the Executive to provide anything other than truthful information or testimony, or limits the Executive’s Protected Rights.

7.	Confidentiality and Restrictive Covenant Agreement. Concurrently with this Agreement, the Company and the Executive are entering into a Confidentiality and Restrictive Covenant Agreement (the “CRCA”), a copy of which the Company delivered to the Executive on October 13, 2026. The CRCA sets out the Executive’s obligations regarding Confidential Information, return of Company property, inventions and other proprietary rights, non-competition, non-solicitation, and non-disparagement, and the Company’s corresponding non-disparagement obligation. “Company Group,” “Confidential Information,” and “Protected Rights” have the meanings given in the CRCA. The CRCA is a separate agreement supported by its own consideration, including the Awards, and survives any termination of this Agreement or of the Executive’s employment in accordance with its terms. The governing law, forum, and remedies provisions of the CRCA control over Section 18 of this Agreement as to any matter arising under the CRCA. Nothing in this Agreement or the CRCA limits the Executive’s Protected Rights.

8.	Reserved.

9.	Reserved.

10.	Reserved.

11.	Reserved.

12.	Clawback. Any incentive-based compensation paid or payable to the Executive is subject to recovery under the Company’s clawback policy as adopted in accordance with Rule 10D-1 under the Securities Exchange Act of 1934 and the listing standards of the NYSE American, as amended from time to time, and to any recovery required under Section 304 of the Sarbanes-Oxley Act of 2002. The Executive acknowledges that this Section 12 does not constitute Good Reason.

13.	Company Policies. The Executive shall comply with all written policies of the Company applicable to executive officers, including its insider trading policy and any restrictions on hedging and pledging of Company securities, its code of business conduct and ethics, and its related person transaction policy, in each case as in effect from time to time.

14.	Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like term shall mean “separation from service.” The Executive’s right to receive any installment payment is treated as a right to receive a series of separate and distinct payments for purposes of Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A on the Termination Date, any payment constituting nonqualified deferred compensation under Section 409A that is payable on separation from service shall, to the extent required by Section 409A, be delayed until the first business day following the expiration of the six (6) month period measured from the Termination Date, or if earlier, the Executive’s death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment date specified for them herein. To the extent reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation for purposes of Section 409A, such reimbursements or expenses shall be made no later than the last day of the taxable year following the taxable year in which the expense was incurred, the amount eligible for reimbursement in one taxable year shall not affect the amount eligible in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange. The Company makes no representation that any payment under this Agreement complies with Section 409A and shall have no liability to the Executive for any tax imposed under it.

15.	Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, local, and foreign taxes required to be withheld. Withholding on the restricted stock units described in Section 4(c) shall be satisfied as provided in Section 4(d).

16.	Representations of the Executive. The Executive represents and warrants that (a) he is not subject to any agreement or restriction, including any non-competition, non-solicitation, or notice obligation owed to a current or former employer, that would prevent or restrict him from entering into this Agreement or performing his duties, except as disclosed to the Company in writing before the Effective Date; (b) he will not use or disclose in his work for the Company any confidential information or trade secrets of any current or former employer; (c) he is not subject to any event that would require disclosure under Item 401(f) of Regulation S-K; (d) he is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1) of Regulation D; and (e) he has not been an employee or director of the Company prior to the Start Date. The Executive shall promptly notify the CEO if any of these representations ceases to be accurate.

17.	Conditions Precedent. The obligations of the Company under this Agreement are subject to (a) approval of this Agreement and the Awards by the Compensation Committee and the Board; (b) completion of a background check satisfactory to the Company; (c) delivery of a completed director and officer questionnaire; and (d) the Executive’s execution and delivery of the CRCA.

18.	Governing Law; Jurisdiction and Venue. Except as otherwise provided in the CRCA as to the matters it governs, this Agreement shall be governed by the laws of the State of Florida, without regard to conflict of laws principles. Each Party consents to the exclusive jurisdiction and venue of the state and federal courts located in Broward County, Florida, and waives any objection based on forum non conveniens. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

19.	Miscellaneous.

(a)	Entire Agreement. This Agreement, together with the award agreements contemplated by Section 4(c), the indemnification agreement contemplated by Section 4(g), the CRCA, and the Exhibit, constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements and understandings, including the term sheet exchanged between the Parties and the Executive Employment Agreement among the Parties signed on or about October 26, 2026 (the “Prior Agreement”). The Parties agree that the Prior Agreement never became effective, is void and of no force or effect, and is superseded in its entirety by this Agreement.

(b)	Amendment and Waiver. No provision may be amended or waived except by a writing signed by both Parties. No waiver of any breach constitutes a waiver of any other breach.

(c)	Severability. If any provision is held invalid or unenforceable, the remaining provisions shall continue in full force. Any provision held overbroad shall be modified to the minimum extent necessary to render it enforceable.

(d)	Successors and Assigns. This Agreement is personal to the Executive and may not be assigned by him. The Company may assign this Agreement only to a successor to all or substantially all of the business or assets of the Company, provided that such successor expressly assumes this Agreement in writing before or at the effective time of such transaction. This Agreement shall be binding on, and inure to the benefit of, the Company, the Executive and their respective permitted successors, assigns, heirs and representatives.

(e)	Notices. Notices shall be in writing and delivered personally, by nationally recognized overnight courier, or by certified mail to the addresses set forth on the signature page, or to such other address as a Party may designate in writing.

(f)	Survival. Sections 4(c), 4(d), 4(g), 5, 6, 7, 12 and Sections 14 through 19 survive termination of this Agreement.

(g)	Counterparts. This Agreement may be executed in counterparts, including by electronic signature, each of which is an original and all of which together constitute one instrument.

(h)	Captions. Captions are for convenience only and do not affect interpretation.

(i)	Legal Fees. Each Party shall bear its own costs and attorneys’ fees in connection with the negotiation and execution of this Agreement, the CRCA, and the award agreements contemplated by Section 4(c).

20.	Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT HE HAS HAD A FULL AND REASONABLE OPPORTUNITY TO CONSIDER ITS TERMS AND TO CONSULT WITH COUNSEL OF HIS CHOOSING, AND THAT HE ENTERS INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NEXTBOAT INC.

By:
Name:	Ross Tannenbaum
Title:	Chief Executive Officer
Address:	1701 Jel Wade Drive Wilmington, NC 28401

OFF THE HOOK YACHT SALES NC, LLC, as payroll employer under Section 4(h)

By:
Name:	Jason Ruegg
Title:	Manager

EXECUTIVE

Alexander B. Dean
Address:

EXHIBIT A

FORM OF GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is entered into by Alexander B. Dean (the “Executive”) in favor of NextBoat Inc., a Nevada corporation (the “Company”), pursuant to Section 5(f) of the Executive Employment Agreement between the Executive and the Company dated ________, 2026 (the “Employment Agreement”). Capitalized terms used but not defined in this Release have the meanings given in the Employment Agreement.

1.	Separation. The Executive’s employment with the Company terminated effective ________ (the “Termination Date”). The Executive acknowledges receipt of all Accrued Amounts payable under Section 5(a) of the Employment Agreement, and that those amounts are owed regardless of whether the Executive signs this Release.

2.	Consideration. In exchange for this Release, and subject to the Executive executing and not revoking it within the period described in Section 5(f) of the Employment Agreement, the Company shall provide the severance payments and benefits described in Section 5(b) or Section 5(c), as applicable, of the Employment Agreement. The Executive acknowledges that those payments and benefits are in addition to anything of value to which he is otherwise entitled.

3.	General Release by the Executive. Subject to Section 4, the Executive, on behalf of himself and his heirs, executors, administrators, representatives, and assigns (the “Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each member of the Company Group, and each of their respective past and present parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective officers, directors, employees, stockholders, agents, attorneys, insurers, and benefit plans and plan fiduciaries, in their corporate and individual capacities (the “Released Parties”), from any and all claims, demands, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses, including attorneys’ fees, of any kind, whether known or unknown, that the Releasors have or ever had against the Released Parties arising out of or relating to the Executive’s employment with, service to, or separation from the Company Group, in each case arising from any act, omission, or occurrence through the date the Executive signs this Release, including:

(a)	claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of Title 42 of the United States Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act with respect to unvested benefits, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the Immigration Reform and Control Act, and the Sarbanes-Oxley Act, each as amended;

(b)	claims under the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida Minimum Wage Act, the Florida Equal Pay Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Minimum Wage Law, the Illinois Equal Pay Act of 2003, the Illinois Whistleblower Act, the Illinois Paid Leave for All Workers Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Employee Sick Leave Act, the Illinois Personnel Record Review Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Biometric Information Privacy Act, the Illinois Genetic Information Privacy Act, and any other federal, state, local, or foreign statute, regulation, ordinance, or common law that may lawfully be waived, including claims under the laws of the State of North Carolina and any other jurisdiction in which the Executive performed services;

(c)	claims for wages, salary, bonuses, commissions, incentive or deferred compensation, equity or equity-based compensation, paid time off, expense reimbursement, and severance, in each case other than as provided in Section 4;

(d)	claims for wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, retaliation, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, fraud, misrepresentation, and any other tort; and

(e)	claims for attorneys’ fees, costs, or disbursements.

The identification of specific statutes is for example only, and the omission of any statute does not limit the scope of this Release.

4.	Claims Not Released. This Release does not waive or release:

(a)	any right to the severance payments and benefits described in Section 2, any unpaid Accrued Amounts, any Annual Bonus earned but unpaid for a completed fiscal year, and any other payment or benefit payable under Section 5(b), Section 5(c), Section 5(d), or any other provision of the Employment Agreement that survives the Termination Date;

(b)	any vested benefit under any Company Group employee benefit plan, and any right to continuation coverage under COBRA;

(c)	any right with respect to equity awards that are vested or that remain eligible to vest under the Employment Agreement or the applicable award agreements, including the right to exercise vested options in accordance with their terms;

(d)	any right to indemnification, contribution, or advancement of expenses under the Employment Agreement, the Company’s articles of incorporation or bylaws, any indemnification agreement, or applicable law, or any right as an insured under any directors’ and officers’ liability insurance policy;

(e)	any claim for workers’ compensation benefits or unemployment compensation benefits;

(f)	any claim arising after the date the Executive signs this Release; or

(g)	any claim that cannot be waived or released as a matter of law.

5.	Reserved.

6.	Protected Rights. Nothing in this Release limits the Executive’s right to file a charge or complaint with, or to communicate or cooperate with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or regulatory authority, or to participate in any investigation or proceeding conducted by such an agency. The Executive is not required to notify the Company before doing so. The Executive waives any right to individual monetary relief in connection with any such charge or complaint, except that the Executive does not waive any right to receive a whistleblower award under Section 21F of the Securities Exchange Act of 1934 or any other law. Under the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable for disclosing a trade secret in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a filing made under seal in a lawsuit. Consistent with the Illinois Workplace Transparency Act (820 ILCS 96), nothing in this Release, the Employment Agreement, or the CRCA prohibits the Executive from (i) reporting any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; (ii) reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (iii) participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; (iv) making any truthful statements or disclosures required by law, regulation, or legal process; or (v) requesting or receiving confidential legal advice. Nothing in this Release limits the Executive’s ability to disclose information concerning a sexual assault dispute or sexual harassment dispute to the extent protected by the Speak Out Act (42 U.S.C. 19401 et seq.).

7.	No Pending Claims. The Executive represents that he has not filed, and has not assigned to any person the right to file, any claim, charge, complaint, or action against any Released Party, other than any charge or complaint permitted by Section 6.

8.	Continuing Obligations. The Executive reaffirms his obligations under Sections 6 and 13 of the Employment Agreement and under the CRCA, including cooperation, Company policies, confidentiality, the restrictive covenants, non-disparagement, and proprietary rights, each of which survives the Termination Date in accordance with its terms; provided that this reaffirmation does not expand, modify, restart, or extend any restrictive covenant period or other post-employment obligation. The Executive confirms that he has returned, or will return by the Termination Date, all material Company Group property, documents, and data in his possession or control, in any form, in accordance with the CRCA.

9.	No Admission. Nothing in this Release is an admission by either party of any wrongdoing or liability, each of which is expressly denied.

10.	Knowing and Voluntary Acknowledgment. The Executive acknowledges that:

(a)	he has read this Release in its entirety and understands all of its terms;

(b)	he has been given twenty-one (21) days (or forty-five (45) days, where required by Section 10) from receipt of this Release to consider it before signing, and if he signs before the end of that period, he does so voluntarily and waives the remainder;

(c)	he has been advised in writing to consult with an attorney before signing this Release and has had the opportunity to do so;

(d)	he may revoke this Release as to claims under the Age Discrimination in Employment Act within seven (7) days after signing it, by delivering written notice of revocation to the Company at the address in Section 19(e) of the Employment Agreement before the end of that period;

(e)	he is receiving consideration beyond anything of value to which he is already entitled; and

(f)	he is not waiving any right or claim that arises after he signs this Release.

If the Executive’s termination occurs in connection with an exit incentive or other employment termination program offered to a group or class of employees, the forty-five (45) day period applies and the disclosures required by 29 U.S.C. Section 626(f)(1)(H) shall be attached as Appendix 1.

11.	Effective Date. This Release becomes effective on the eighth (8th) day after the Executive signs it, provided he has not revoked it under Section 10(d) (the “Effective Date”) and provided the Company has countersigned it. No severance payment or benefit described in Section 2 is payable before the Effective Date. If the Executive revokes this Release, it is void and no severance payment or benefit is owed; provided that such revocation does not affect the Executive’s right to receive Accrued Amounts or any other rights that are not conditioned on this Release.

12.	Section 409A. This Release is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted consistently with Section 14 of the Employment Agreement. If the period during which the Executive may consider and revoke this Release spans two taxable years, any payment conditioned on this Release shall be made or commence in the later taxable year. The Company shall administer the timing of all payments and benefits in a manner consistent with the Employment Agreement and Section 409A and shall not delay or withhold any payment or benefit beyond the time permitted or required under the Employment Agreement and applicable law.

13.	Miscellaneous. This Release is governed by the laws of the State of Florida, without regard to conflict of laws principles, and Section 18 of the Employment Agreement, including its jury waiver, applies to any dispute under this Release. If any provision is held invalid or unenforceable, the remaining provisions continue in full force. This Release may be executed in counterparts, including by electronic signature. This Release and the Employment Agreement contain the entire understanding of the parties with respect to its subject matter.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT, AND SIGNS IT KNOWINGLY AND VOLUNTARILY.

EXECUTIVE

Alexander B. Dean

Date:

AGREED AND ACKNOWLEDGED BY NEXTBOAT INC.

By:
Name:
Title:
Date:

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